Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form 424B5 (File No. 333-272889) and Form S-8 (File Nos. 333-239180 and 333-275182) (the “Registration Statements”) of Datasea, Inc of our report dated September 26, 2024 on the financial statements of Datasea, Inc., as of and for the years ended June 30, 2024 and 2023, which appears in the Annual Report to Shareholders in Form 10-K for the year ended June 30, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

September 26, 2024